EXHIBIT INDEX



Exhibit
Number            Description
-------           ------------

  99 BankAmerica Corporation press release dated February 3, 1997 titled "BankAmerica Board Extends Stock Repurchase Program, Increases Common Stock Dividend, Approves Premium Price Stock Option Plan."


































4127192

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[BANKAMERICA CORPORATION LOGO APPEARS HERE]                     Exhibit 99

                                                                       NEWS

                                                               For Release:

Contact:    Peter Magnani
            (415) 953-2418



          Peter Magnani                                          John Keane
(415) 953-2418                                        (415) 622-2773


             BANKAMERICA BOARD EXTENDS STOCK REPURCHASE PROGRAM,
                       INCREASES COMMON STOCK DIVIDEND,
                   APPROVES PREMIUM PRICE STOCK OPTION PLAN

      SAN FRANCISCO, February 3, 1997 -- BankAmerica Corporation said today that its Board of Directors increased the size of its existing stock repurchase program and extended it for an additional year. The Board also increased the quarterly dividend on common stock to $0.61 per share and approved a new premium price stock option plan for senior management, which will be voted on by shareholders at the corporation's Annual Meeting May 22.

      The amended stock repurchase program will run through year end 1998 and will enable the corporation to buy back up to an additional $3.0 billion of its common stock, bringing the total available repurchase authority to $3.65 billion for common stock. The revised program also enables the corporation to retire up to an additional $1 billion of preferred stock over the same time period, bringing the total available retirement authority to $1.17 billion for preferred stock.

      "The dividend increase and revisions to the stock repurchase program recognize that BankAmerica continues to generate capital in excess of what is needed to support current investment opportunities," David A. Coulter, chairman and chief executive officer, said. "While we are always seeking ways to broaden BankAmerica's franchise, the decision to increase and extend the buyback program is consistent with our long-standing commitment to return excess capital to our shareholders."

      From February 1995, when the Board adopted a buyback program, through January 31, 1997, the corporation has retired 35.16 million common shares at a cost of $2.4 billion and has retired or announced the future redemption of a total of $1.2 billion stated value of preferred stock.

      Under the proposed stock option plan, called the Performance Equity Program, members of the corporation's Operating Policy Committee will receive a single grant of premium price options this year, covering the next three years. This upfront grant will be at exercise prices significantly above the current market price of the corporation's common stock.

                                  - more -
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      Currently, stock options are granted annually with exercise prices at the market price of the stock on the grant date, so that any subsequent increase in the stock price benefits the option holder. If shareholders approve the new plan, the grant of premium price options would have exercise prices set in three tranches at 33-1/3 percent, 50 percent, and 100 percent above the average closing price for the ten trading days prior to today. The options in a particular tranche may be forfeited unless the price of the stock increases by the specified percentage within the applicable time frame: four, six, and eight years, respectively. However, if the price increases are not achieved, the Board's Executive Personnel and Compensation Committee may still permit the options to vest (with no change in the exercise prices) if BAC's total shareholder return reaches the 75th percentile of companies in the S&P Financial Index for the applicable time frame.

      For the next level of executives within the organization -- approximately 45 employees -- half of the options would be premium price options granted under the new plan and half would be market price options granted under the existing management stock plan.

      Coulter said the proposed plan is consistent with the corporation's goals of linking executive compensation even more closely with increasing shareholder value, providing competitive compensation packages for senior executives, and encouraging executives to work together to improve the performance of the corporation as a whole.

      The common stock dividend was increased 13 percent from the $0.54 per share paid in December, 1996. The move follows increases in the common stock dividend of 8 percent in 1993, 14 percent in 1994, 15 percent in 1995 and 17 percent last year. The new dividend is payable on March 12 to shareholders of record on February 20.

      The directors also declared the following quarterly dividends on BankAmerica's preferred stock, payable on February 28 to shareholders of record on February 14:

           o   $0.8125 per share for Series A preferred stock;
           o   $1.50 per share for Series B preferred stock;
           o   $10.20 per share for Series L preferred stock;
           o   $9.84375 per share for Series M preferred stock;
           o   $10.625 per share for Series N preferred stock.

      As previously announced, a redemption date of February 15, 1997 has been fixed for the Series K preferred stock.

      Each holder of a depositary share of Preferred Series L, M, or N is entitled to receive one-twentieth of the declared dividend.

      With regard to the share repurchase program, BankAmerica said it expects to continue to make the repurchases from time to time in the open market or otherwise, but the program may be discontinued or suspended at any time. Repurchased common stock will be added to the corporation's treasury shares and will be available for general corporate purposes. Repurchased and redeemed preferred stock will be retired and restored to the status of authorized but unissued preferred stock without designation as to series. Except to the extent that an entire series of preferred stock is redeemed, the corporation does not intend to make any repurchases or redemptions that would cause a series of preferred stock to be delisted.


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